Exhibit 10.1

PRIVATE & CONFIDENTIAL

December 20, 2012

Mr. Lloyd Carney
[Address]

Dear Lloyd,

It gives me great pleasure to present to you this formal offer of employment as the Chief Executive Officer (CEO) at Brocade Communications Systems, Inc. (“Brocade” or the “company”). In this capacity you would be the senior member of the Brocade Management Team and would report to the Board of Directors.

Effective your first date of employment, the company will appoint you to the Board of Directors. Upon your termination of employment for any reason, unless otherwise requested by the Board of Directors, you will be deemed to have resigned from the Board of Directors (and all other positions held at Brocade or any affiliate) without any further required action by you and, at the request of the Board of Directors, you agree to execute any documents necessary to reflect this resignation. During the term of your employment, you shall devote your full business efforts and time to Brocade.

This offer will remain in effect until December 21, 2012. You will be expected to begin work on January 14, 2013.

Your starting base salary will be $800,000 annually. Your base salary shall be subject to annual review by the Board of Directors.

In addition to your base salary, you will be eligible for incentive compensation in the form of a target bonus of $1,200,000 every 12 months under Brocade's Senior Leadership Plan, or the applicable successor incentive plan thereto. You and the Board of Directors will determine your individual bonus program, including goals and metrics, within 60 days of your start. For Brocade's 2013 fiscal year, your bonus amount will be pro-rated based on the number of days between your start date and the end of fiscal 2013, but in no event will your bonus for fiscal 2013 be less than $600,000 if you are employed with Brocade through the end of the fiscal year. Your target bonus shall be subject to annual review by the Board of Directors.

Brocade Communications Systems, Inc., 130 Holger Way, San Jose, CA 95134, USA
Tel: +1 408-333-8000 Fax: +1 408-333-8101

Mr. Lloyd Carney	December 20, 2012

In addition to the compensation noted above, subject to approval of the Board of Directors, Brocade will grant to you a nonstatutory stock option to purchase 2,400,000 common shares of Brocade (the “Option”). The Option will be subject to a one-year cliff vesting event, 25% of your options will vest on your first anniversary of your start date, and 1/48 of the shares subject to the Option will vest each month thereafter on the same day of the month as your start date (and if there is no corresponding day, on the last day of the month), subject to your continuing to provide services to Brocade through each such vesting date and subject to any accelerated vesting provisions and other applicable terms set forth in your Change of Control Agreement (as defined below).

In addition to the compensation mentioned above, subject to approval by the Board of Directors, Brocade will grant to you Restricted Stock Units (RSUs) in the amount of 230,000 common shares of Brocade stock. These shares will vest over three years with one third vesting one year after they are granted, one third vesting two years after they are granted and the final one third vesting three years after they are granted, subject to your continuing to provide services to Brocade through each such vesting date and subject to any accelerated vesting provisions and other applicable terms set forth in your Change of Control Agreement.

If you are no longer employed by or serving the company, the Option and RSUs will cease to vest, subject to any accelerated vesting provisions and other applicable terms set forth in your Change of Control Agreement. Following your termination of employment, under the Option you will be entitled to purchase only those shares that have vested as of your last day of service (including any shares that vest in connection with your employment termination or that, in the Change of Control context, are eligible to vest following your last day of service). You will generally have 3 months (or 12 months in the case of death, disability, or as otherwise set forth in your Change of Control Agreement) from the date that you no longer are in service with the company to exercise the Option. The exercise price per share of the Option will be the fair market value of common stock of Brocade as of the date of grant as determined by the Board of Directors. Brocade intends to grant the Option and the RSUs two business days after your announcement as CEO. The grants otherwise will be subject to Brocade's standard terms and conditions as reflected in the applicable form of award agreement.

As a Brocade employee, you will be eligible for a benefits package that Brocade offers to all of its full-time employees beginning on your start date, including paid vacation. As CEO you are eligible for three weeks of vacation with the company annually.

In connection with your acceptance of this letter, you will be eligible for severance and change of control benefits under Brocade's standard form of Change of Control Retention Agreement (the “Change of Control Agreement”) for members of the Brocade Management Team. Your benefits under the Change of Control Agreement will be at the CEO level.

Brocade Communications Systems, Inc., 130 Holger Way, San Jose, CA 95134, USA
Tel: +1 408-333-8000 Fax: +1 408-333-8101

Mr. Lloyd Carney	December 20, 2012

If you accept this offer, your employment with Brocade shall be “at-will.” This means that it is not for any specified period of time and can be terminated by you or by Brocade at any time, with or without advance notice, for any or no particular reason or cause, and with or without cause. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee, and may only be changed by an express writing authorized by the Board of Directors.
As a condition of employment, you will be required to execute and comply with Brocade's Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”). As a Brocade employee, you will be expected to follow Brocade's policies and procedures.
We also ask that, if you have not already done so, you disclose to Brocade any and all agreements relating to your prior employment that may affect your eligibility to be employed by Brocade or limit the manner in which you may be employed. It is Brocade's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Brocade is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the company.
This offer is made to you based solely on your education, skills, and qualifications, and not to obtain improper access to trade secrets or proprietary information belonging to any current or former employer. In connection with your employment by Brocade, you are to abide by all contractual obligations owed to former employers, including obligations respecting trade secrets and proprietary information. You have assured me, and it is our mutual understanding, that your acceptance of the offer set forth in this letter, and subsequent employment by Brocade, will not breach any duty or obligation that you may have to any person or entity.
This offer letter is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the final Treasury Regulations and official IRS guidance thereunder (collectively, “Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A, and any ambiguities or ambiguous terms will be interpreted to so be exempt or comply. You and Brocade agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
For purposes of federal immigration law, you will be required to provide to the company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your start date, or our employment relationship with you may be terminated.

Brocade Communications Systems, Inc., 130 Holger Way, San Jose, CA 95134, USA
Tel: +1 408-333-8000 Fax: +1 408-333-8101

Mr. Lloyd Carney	December 20, 2012

The terms and conditions set forth in this offer letter, the Confidentiality Agreement and the Change of Control Agreement as accepted by you will be the entire agreement between Brocade and you with regard to your employment and supersede any other agreements, understandings or representations, whether written or oral with regard to the subject of your employment. The legal name of the employer is Brocade Communications Systems Inc. This agreement and any additions or amendments thereto shall be governed in accordance with the laws of the State of California.

This offer is contingent on the results of a background check currently being run by Brocade and our recruiter. The Compensation Committee of the Board of Directors will inform you no later than December 27, 2012, if there are any issues from the background check that require further discussion.

If you wish to discuss any of the details of these conditions or any aspect of your employment, please contact me at (408) 497-4499. I am enclosing a copy of this letter for your personal records and would appreciate your returning the original to me with your signature of acceptance.

Sincerely,

/s/ David L. House
Mr. David L. House
Chairman
Brocade Communications Systems, Inc.

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Lloyd Carney
Mr. Lloyd Carney

Date: December 21, 2012

Brocade Communications Systems, Inc., 130 Holger Way, San Jose, CA 95134, USA
Tel: +1 408-333-8000 Fax: +1 408-333-8101